Exhibit 99.1

Innotrac Corporation Announces 2009 Third Quarter Results

ATLANTA, GA (November 16, 2009) – Innotrac Corporation (NASDAQ-GM: INOC) announced financial results today for the third quarter and nine months ended September 30, 2009.  The Company reported revenues of $22.3 million for the quarter versus $32.0 million reported in the comparable period in 2008, a decrease of 30.4%.  The decrease in revenue for the three months ended September 30, 2009 as compared to the same period in 2008 was due to a $5.7 million decrease in service revenue and a $4.0 million decrease in freight revenue, which has no material impact on our operating profitability due to pricing practices for direct freight costs.  The decrease in service revenue for the quarter resulted from a $3.7 million decrease in service revenue from our DSL vertical mainly due to the completed transition of a portion of the AT&T fulfillment business to AT&T’s in-house fulfillment in mid June 2009 and a $2.0 million net decrease in service revenues for our other customer verticals.

For the nine months ended September 30, 2009, the Company reported revenues of $78.6 million compared to $94.2 million for the same period in 2008, a decrease of 16.6%.  The decrease in revenue for the nine months ended September 30, 2009 as compared to the same period in 2008 was due to a $5.9 million decrease in service revenue and a $9.7 million decrease in freight revenue, which has no material impact on our operating profitability due to pricing practices for direct freight costs. The decrease in service revenue for the nine months resulted from a $3.5 million decrease in revenue from our DSL vertical mainly due to the completed transition of a portion of the AT&T fulfillment business to AT&T’s in-house fulfillment in mid June 2009 and a $2.4 million net decrease in service revenues for our other customer verticals.

The Company reported a loss of $78,000, or ($0.01) per share, fully diluted, for the three months ended September 30, 2009, compared to net income of $829,000 or $0.07 per share in the comparable period of 2008.  For the nine months ended September 30, 2009, the Company reported net income of $3.7 million, or $0.29 per share, fully diluted, compared to net income of $2.7 million, or $0.21 per share, in the same period in 2008.

Innotrac
Innotrac Corporation, founded in 1984 and based in Atlanta, Georgia, is a full-service fulfillment and logistics provider serving enterprise clients and world-class brands.  The Company employs sophisticated order processing and warehouse management technology and operates eight fulfillment centers and one call center in six cities spanning all time zones across the continental United States.  For more information about Innotrac, visit the Innotrac Website, www.innotrac.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature.  Forward-looking statements in this press release include our expectations for future progress in our business and future generation of cash flows.  Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Innotrac’s operating results, performance or financial condition are competition, the demand for Innotrac’s services, Innotrac’s ability to retain its current clients, Innotrac’s success in growing its existing client base, developing new business, reducing operating costs in response to reduced service revenues, realization of expected revenues from new clients, the general state of the  industries that the Company serves, changing technologies, Innotrac’s ability to maintain profit margins in the face of pricing pressures and numerous other factors discussed in Innotrac’s 2008 Annual Report on Form 10-K and other filings on file with the Securities and Exchange Commission.  Innotrac disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

Contact

George Hare
Chief Financial Officer
678-584-4020
ghare@innotrac.com

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INNOTRAC CORPORATION
Condensed Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2009	2008	2009	2008
Service revenue	$19,402	$25,138	$68,109	$74,028
Freight revenue	2,856	6,863	10,515	20,213
Total revenue	22,258	32,001	78,624	94,241

Cost of service revenues	8,625	11,532	29,612	34,190
Freight expense	2,856	6,757	10,401	20,022
Selling, general and
administrative expenses	9,564	11,419	31,142	33,081
Depreciation and amortization	1,082	1,106	3,398	3,178
Total operating expenses	22,127	30,814	74,553	90,471
Operating income	131	1,187	4,071	3,770
Interest expense	42	358	207	1,084
Total other expense	42	358	207	1,084
Income before income taxes	89	829	3,864	2,686
Income tax	167	-	167	-
Net (Loss) income	$(78)	$829	$3,697	$2,686

(Loss) earnings per share:
Basic	$(0.01)	$0.07	$0.29	$0.21
Diluted	$(0.01)	$0.07	$0.29	$0.21

Weighted average shares
outstanding:
Basic	12,601	12,598	12,601	12,590
Diluted	12,601	12,620	12,601	12,612

INNOTRAC CORPORATION
Condensed Balance Sheets
(in thousands)

	September 30,	December 31,
	2009	2008
ASSETS	(Unaudited)
Current Assets:
Cash	$965	$1,056
Accounts receivable (net of allowance for doubtful accounts of $234 at September 30, 2009 and $271 at December 31, 2008)	15,038	25,793
Inventory	2,545	1,855
Prepaid expenses and other	1,228	1,262
Total current assets	19,776	29,966

Property and equipment, net	13,891	15,842
Goodwill	25,169	25,169
Other assets, net	1,053	822
Total assets	$59,889	$71,799

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$4,564	$9,259
Line of credit	-	10,055
Accrued expenses and other	3,602	5,253
Total current liabilities	8,166	24,567

Noncurrent Liabilities:
Equipment lease payable	434	-
Other noncurrent liabilities	880	753
Deferred income taxes-non current	167	-
Total noncurrent liabilities	1,481	753

Total shareholders' equity	50,242	46,479
Total liabilities and shareholders' equity	$59,889	$71,799

INNOTRAC CORPORATION
Condensed Statements of Cash Flows
(in thousands)

	Nine Months Ended
	September 30, (Unaudited)
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,697	$2,686
Adjustments to net income:
Depreciation and amortization	3,398	3,178
Loss on disposal of fixed assets	9	-
Provision for bad debts	41	-
Stock compensation expense-stock options	10	59
Stock compensation expense-restricted stock	56	56
Deferred income taxes	167	-
Changes in working capital:
Accounts receivable, gross	10,714	3,246
Inventory	(690)	(610)
Prepaid assets and other	69	(101)
Accounts payable, accrued expenses and other	(6,585)	(4,631)
Net cash provided by operating activities	10,886	3,883

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(845)	(2,381)
Net change in noncurrent assets and liabilities	12	51
Cash used in investing activities	(833)	(2,330)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayments) borrowings under line of credit	(10,055)	2,946
Repayment of term loan	-	(5,000)
Issuance of stock, net	-	42
Proceeds from financing lease	62	-
Loan commitment fees	(151)	-
Cash used in financing activities	(10,144)	(2,012)

Net decrease in cash	(91)	(459)
Cash, beginning of period	1,056	1,079
Cash, end of period	$965	$620